                STOCK OPTION AGREEMENT

     FOR INCENTIVE STOCK OPTIONS UNDER SECTION 422
             OF THE INTERNAL REVENUE CODE
                    PURSUANT TO THE

            THE SANDWICH CO-OPERATIVE BANK
                1986 STOCK OPTION PLAN


     STOCK OPTION for a total of _____ shares of Common Stock, par value $1.00 per share, of Sandwich Bancorp, Inc. (the "Company"), which Option is intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), is hereby granted to __________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of The Sandwich Co-operative Bank 1986 Stock Option Plan (the "Plan") which was adopted by The Sandwich Co-operative Bank and which is incorporated by reference herein, receipt of which is hereby acknowledged.

     1. Option Price. The option price is $_____ for each share, being 100% */ of the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2. Exercises of Option. This Option shall be exercisable in accordance with provisions of the Plan as follows:

     (i) Schedule of rights to exercise.

     Years of Continuous           Percentage of Total Shares
       Employment After              Subject to Option Which
    Date of Grant of Option             May Be Exercised
    -----------------------        --------------------------

     Upon Grant                                    %
     1 year but less than 2 years                  %
     2 years but less than 3 years                 %
     3 years but less than 4 years                 %
     4 years but less than 5 years                 %
     5 years or more                               %



____________________
*/ 100% in the case of an Optionee who owns shares representing more than 10% of the outstanding common stock of the Company on the date of grant of this Option.

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ISO Agreement
Page 2


     (ii) Method of Exercise. This Option shall be exercisable by a written notice by the Optionee which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Bank.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii) Restrictions on exercise. This Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Optionee's exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3. Non-transferability of Option. This Option may not be transferred in any manner otherwise than by will or the laws of descent or distribution, or pursuant to a "qualified domestic relations order" (within the meaning of Section 414(p) of the Code and the regulations and rulings thereunder). The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
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ISO Agreement
Page 3


     4. Term of Option. This Option may not be exercisable for more than ten **/ years from the date of grant of this Option, as stated below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.


                           THE SANDWICH CO-OPERATIVE BANK
                           1986 STOCK OPTION PLAN COMMITTEE



                           By______________________________


__________________
  Date of Grant            Attest:___________________ (Seal)











____________________
**/   Five years in the case of an Optionee who owns shares
      representing more than 10% of the outstanding common
      stock of the Company on the date of grant of this Option.
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               INCENTIVE STOCK OPTION EXERCISE FORM

                           PURSUANT TO

                  THE SANDWICH CO-OPERATIVE BANK
                      1986 STOCK OPTION PLAN


                                                _____________
                                                     Date

Treasurer
Sandwich Bancorp, Inc.
100 Old Kings Highway
Sandwich, Massachusetts  02563

     Re:  The Sandwich Co-operative Bank 1986 Stock Option Plan
          -----------------------------------------------------

Dear Sir:

     The undersigned elects to exercise the Incentive Stock
Option to purchase _____ shares, par value $1.00, of Common
Stock of Sandwich Bancorp, Inc. under and pursuant to a Stock
Option Agreement dated __________ ___, 199__.

     Delivered herewith is a certified or bank cashier's or teller's check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

               $_____ of cash or check
                _____ _____ shares of Common Stock, valued
                      at $_____ per share
               $_____ Total

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person(s) is as follows:

Name____________________________________________________________

Address_________________________________________________________

Social Security Number__________________________________________


                                     Very truly yours,


                                     ___________________________